EXHIBIT 99.1

SUBSCRIPTION AGREEMENT

ALL THINGS MOBILE ANALYTIC, INC.

The undersigned (the “Subscriber”) desires to become a holder of common shares (the “Shares”) of All Things Mobile Analytic, Inc. (the “Company”), a corporation organized under the laws of the state of Nevada. Pursuant to this Subscription Agreement (the “Agreement”), the Subscriber does hereby agree as follows:

1. Subscription.

1.1

The Subscriber hereby irrevocably subscribes for and agrees to purchase the number of Shares set forth on the signature page hereto at the $0.--__ per share purchase price (the “Purchase Price”), upon the terms and conditions set forth herein. The aggregate purchase price for the Shares with respect to each Subscriber is payable in the manner provided below.

1.2

Subscriber understands that the Shares are being offered pursuant to a Registration Statement filed with the Securities and Exchange Commission (“SEC”). By subscribing to the purchase of Shares, the Subscriber acknowledges that he/she has received and reviewed a copy of the Registration Statement.

1.3

The closing of the Subscription of the Shares (the “Closing”) shall occur immediately upon: (i) receipt and acceptance by the Company of a properly executed signature page of this Agreement; and (ii) receipt of all funds for the subscription of Shares hereunder.

1.4

The terms of this Agreement shall be binding on Subscriber and its permitted transferees, heirs, successors and assigns (collectively, the “Transferees”); provided, however, that for any such transfer to be deemed effective, the Transferee shall have executed and delivered to the Company in advance an instrument in form acceptable to the Company in its sole discretion, pursuant to which the proposed Transferee shall acknowledge and agree to be bound by the representations and warranties of Subscriber and the terms of this Agreement. No transfer of this Agreement may be made without the consent of the Company, which may be withheld in its sole an absolute discretion.

2. Purchase Price. The Subscriber acknowledges that, in order to subscribe for Shares, he/she must, and he/she does hereby deliver to the Company:

2.1.	One (1) executed counterpart of the Signature Page attached to this Agreement; and

2.2.

A check or wire transfer payment in the amount set forth on the Signature Page attached to this Agreement, representing payment in full for the Shares desired to be purchased hereunder, made payable to the order of All Things Mobile Analytic, Inc. to the Company’s bank account.

3. Representations of Subscriber. By executing this Agreement, the Subscriber makes the following representations, declarations and warranties to the Company, with the intent and understanding that the Company will rely thereon:

(A)

Such Subscriber acknowledges the public availability of the Company’s current prospectus. This prospectus is made available in the Company’s most recent Registration Statement on Form S-1 deemed effective on _______________, 2023. The terms and conditions of the offering and the risks associated therewith are set forth in this prospectus;

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(B)	All information herein concerning the Subscriber is correct and complete as of the date hereof and as of the date of Closing;

(C)

If the Subscriber is purchasing the Shares in a fiduciary capacity for another person or entity, including without limitation a corporation, partnership, trust or any other entity, the Subscriber has been duly authorized and empowered to execute this Subscription Agreement and all other subscription documents; and

(D)

Upon request of the Company, the Subscriber will provide true, complete, and current copies of all relevant documents of the Subscriber, authorizing its investment in the Company and/or evidencing the satisfaction of the foregoing.

4. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws applicable to contracts made and wholly performed in the state of Nevada.

5. Indemnity. The representations, warranties and covenants made by Investor herein shall survive the closing of this Subscription Agreement. Investor agrees to indemnify and hold harmless the Company and its respective officers, directors and affiliates, and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all reasonable attorneys’ fees, including attorneys’ fees on appeal) and expenses reasonably incurred in investigating, preparing or defending against any false representation or warranty or breach of failure by Investor to comply with any covenant or agreement made by Investor herein or in any other document furnished by Investor to any of the foregoing in connection with this transaction.

6. Execution in Counterparts. This Subscription Agreement may be executed in one or more counterparts.

7. Persons Bound. This Subscription Agreement shall, except as otherwise provided herein, inure to the benefit of and be binding on the Company and its successors and assigns and on each Subscriber and his respective heirs, executors, administrators, successors and assigns.

8. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, to the address of each party set forth herein. Any such notice shall be deemed given when delivered personally, telegraphed, telexed or sent by facsimile transmission.

9. Certification. The subscriber certifies that he has read this entire subscription agreement and that every statement made by the subscriber herein is true and complete.

10. Maintenance of Subscription Agreement. Subscriber acknowledges that it is his/her responsibility to keep and save a copy of the Subscription Agreement and any corresponding documents in a safe and secure place in the event they are needed in the future.

SUBSCRIBER SIGNATURE

The undersigned, desiring to subscribe for the number of shares of All Things Mobile Analytic, Inc. (the “Company”) as set forth below, acknowledges that he/she has received and understands the terms and conditions of the Subscription Agreement attached hereto and that he/she does hereby agree to all the terms and conditions contained therein.

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IN WITNESS WHEREOF, the undersigned has hereby executed this Subscription Agreement as of the date set forth below.

Total Amount of Subscription:

Total Cost of Subscription:

Exact Legal Name of Subscriber:

Address of Subscriber:

Telephone Number of Subscriber:

Birth Date:

Employee or Affiliate:	Yes ______ No ______

Social Security #:

U.S. Citizen:	[ ] Other [ ] _________________________

Signature of Subscriber:

Date of Subscription:

Authorized Signature of All Things Mobile Analytic, Inc.

___________________________________

Massimo Travagli, Chief Financial Officer

All Things Mobile Analytic, Inc.

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